Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Second Quarter 2014 Results

“Fourth Consecutive Quarter of Profitability”

SAN DIEGO, August 14, 2014 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions and tablets, today announced results for its second quarter ended June 30, 2014.

“We are pleased to report a fourth consecutive quarter of profitability,” said Joseph Ram, president and CEO of InfoSonics. “Sales in the second quarter rose 25% over the same quarter last year, gross profit grew 17% and operating expenses declined by 18%. Most importantly, we reported a large swing of $704,000 in operating profit (before other income and taxes) by turning a $569,000 operating loss in the second quarter of 2013 into a $135,000 operating profit in the second quarter of 2014. In addition, we generated $860,000 in additional cash during the quarter and ended the quarter with no borrowing on our new bank line of credit.”

InfoSonics reported net sales for the 2014 second quarter of $10.4 million, which represented a $2.1 million, or 25%, increase from $8.3 million for the second quarter of 2013. The Company reported sales growth to customers in each of its geographical areas, including a 300% increase in Mexico and a 71% increase in the United States. For the six months ended June 30, 2014, InfoSonics’ net sales were $22.1 million, which represented a $5.9 million, or 37%, increase from $16.2 million for the comparable period of the prior year.

Gross profit in the second quarter of 2014 was $2.0 million, a 17% increase over $1.7 million in the 2013 second quarter. The gross profit margin as a percent of sales in the second quarter of 2014 declined to 19.4% compared to 20.7% in the 2013 second quarter. For the six months ended June 30, 2014, gross profit was $4.1 million, which represented a $990,000, or 32%, increase from $3.1 million for the comparable period of the prior year.

Operating expenses in the second quarter of 2014 were $1.9 million, a decrease of $405,000, or 18%, compared to $2.3 million in the 2013 second quarter. This reflects a $62,000, or 3%, decrease in SG&A expenses and a $343,000, or 69%, decrease in R&D expenses. The lower SG&A expenses included a $45,000 recovery of the Company’s bad debt reserve in connection with the settlement of a lawsuit with a former customer who failed to pay an outstanding receivable. In connection with this settlement, $164,000 owed by the former customer was written off against the bad debt reserve previously established for the obligation. The substantial decrease in R&D expenses is the result of the Company’s restructuring during 2013 of its China-based development team. For the six months ended June 30, 2014, operating expenses were $3.9 million, which represented a $534,000, or 12%, decrease from $4.4 million for the comparable period of the prior year.

Net income for the second quarter of 2014 was $109,000 compared to a $47,000 loss in the second quarter of 2013. The second quarter of 2013 benefited from $527,000 of other income related to the legal defeasance of a previously recorded supplier obligation. For the six months ended June 30, 2014, net income was $164,000, or $0.01 per share, compared to a loss of $756,000, or $0.05 per share, in the comparable period of the prior year.

At June 30, 2014, the Company had $2.0 million in cash, $16.4 million of net working capital and no outstanding indebtedness.

About InfoSonics Corporation

InfoSonics is a San Diego-based designer, manufacturer and provider of wireless handsets, tablets and related products to OEMs, carriers, distributors and consumers in the United States, Latin America, Europe, Africa and Asia Pacific. The company is committed to delivering quality products with innovative industrial designs that appeal to consumers and offer exceptional value. InfoSonics sells and supports its own line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) our ability to develop new verykool® handsets and successfully introduce them into new emerging markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to maintain and improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships, disruptions in production at contract manufacturers or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company, including claims for infringement of intellectual property; (19) the ability of the Company to have access to adequate capital to fund its operations, including the availability of vendor credit and availability under the Company’s bank line of credit; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$10,445	$8,342	$22,069	$16,163
Cost of sales	8,416	6,612	17,967	13,051

Gross profit	2,029	1,730	4,102	3,112

Operating expenses:
Selling, general and administrative	1,737	1,799	3,522	3,542
Research and development	157	500	384	898

	1,894	2,299	3,906	4,440

Operating income (loss)	135	(569)	196	(1,328)
Other income (expense):
Other income (expense)	1	535	(2)	586
Interest, net	(27)	5	(27)	11

Income (loss) before provision for income taxes	109	(29)	167	(731)
Provision for income taxes	—	(18)	(3)	(25)

Net income (loss)	$109	$(47)	$164	$(756)

Net income (loss) per share:
Basic	$0.01	$(0.00)	$0.01	$(0.05)
Diluted	$0.01	$(0.00)	$0.01	$(0.05)
Weighted-average number of common shares outstanding:
Basic	14,356	14,184	14,288	14,184
Diluted	14,814	14,184	14,812	14,184

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	June 30, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,005	$2,369
Trade accounts receivable, net of allowance for doubtful accounts of $163 and $373, respectively	12,775	11,856
Other accounts receivable	67	163
Inventory	3,941	2,467
Prepaid assets	2,256	3,435

Total Current Assets	21,044	20,290
Property and equipment, net	154	200
Other assets	59	179

Total assets	$21,257	$20,669

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,919	$1,161
Accrued expenses	2,678	3,180

Total Current Liabilities	4,597	4,341

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,356 and 14,184 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	14	14
Additional paid-in capital	32,567	32,391
Accumulated other comprehensive loss	(26)	(18)
Accumulated deficit	(15,895)	(16,059)

Total stockholders' equity	16,660	16,328

Total liabilities and stockholders' equity	$21,257	$20,669

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$164	$(756)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	78	143
Loss on disposal of fixed assets	11	47
Provision for (recovery of) bad debts	(43)	34
Provision for obsolete inventory	94	(104)
Stock-based compensation expense	41	92
(Increase) decrease in:
Trade accounts receivable	(876)	2,626
Other accounts receivable	96	5
Inventory	(1,568)	1,077
Prepaids	1,179	(1,247)
Other assets	120	52
(Increase) decrease in:
Accounts payable	758	(633)
Accrued expenses	(502)	(1,074)

Net cash provided by (used in) operating activities	(448)	262

Cash flows from investing activities:
Purchase of property and equipment	(43)	(58)
Decrease in restricted cash	—	1,003

Net cash provided by (used in) investing activities	(43)	945

Cash flows from financing activities:
Borrowings on line of credit	1,249	—
Repayments on line of credit	(1,249)	—
Cash received from exercise of stock options	135	—

Net cash provided by financing activities	135	—

Effect of exchange rate changes on cash	(8)	(2)

Net increase (decrease) in cash and cash equivalents	(364)	1,205
Cash and cash equivalents, beginning of period	2,369	5,230

Cash and cash equivalents, end of period	$2,005	$6,435

Cash paid for interest	$28	$—
Cash paid for taxes	—	—